Exhibit (n)(4)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 1, 2019 with respect to the consolidated financial statements and financial highlights, and Schedule 12-14 of Main Street Capital Corporation for the year ended December 31, 2018 contained in this Registration Statement and Prospectus Supplement. We consent to the use of the aforementioned reports in this Registration Statement and Prospectus Supplement and to the use of our name as it appears under the captions “Selected Financial Data” and “Independent Registered Public Accounting Firm.”

/s/ GRANT THORNTON LLP

Houston, Texas
April 18, 2019